UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 30, 2007

ICOP DIGITAL, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-32560	84-1493152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16801 W. 116th Street Lenexa, Kansas	66219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 913-338-5550

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2007, ICOP Digital, Inc. (the “Company”) announced the appointment of Derick D. Shupe as its new Chief Financial Officer and Treasurer, effective June 12, 2007. Mr. Shupe has served as Director of Internal Audit for Euronet Worldwide, Inc. since April 2005. From January 1996 to April 2005, Mr. Shupe served as a Senior Manager for Ernst & Young, LLP. Mr. Shupe is a certified public accountant and obtained a B.S. degree in Accounting and Business Management from Baker University. Mr. Shupe’s starting salary will be $140,000 per year. Subject to approval by the Company’s Board of Directors, he will receive options to purchase 10,000 shares of the Company’s common stock at an exercise price to be determined on the date the options are granted.

Mr. Shupe will replace John C. Garrison, who on May 30, 2007, notified the Company that he would tender his resignation effective June 12, 2007 in order to pursue other business interests. Mr. Garrison will continue to serve as a full-time employee of the Company through August 31, 2007 to assist with the transition, after which time he will remain available to serve as a consultant on various projects.

A press release related to the foregoing announcements is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release titled “ICOP DIGITAL ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER”, dated June 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICOP DIGITAL, INC.

June 4, 2007	By:	/s/ David C. Owen
	Name:	David C. Owen
	Title:	Chief Executive Officer